PROMISSORY NOTE

$44,380	July 1, 2017
Denver, Colorado

For value received, CANNASYS, INC., a Nevada corporation (the “Company”), promises to pay to Michael A Tew (the “Holder”), the principal sum of Forty Four Thousand, Three Hundred, and Eighty Dollars ($44,380). Interest shall accrue from the date of this Note on the unpaid principal amount at a rate equal to one percent (1% per annum). This Note is subject to the following terms and conditions.

1. Maturity. This Note will automatically mature and be due and payable on December 31, 2017. Interest shall accrue on this Note but shall not be due and payable until the Maturity Date. Notwithstanding the foregoing, the entire unpaid principal sum of this Note, together with accrued and unpaid interest thereon, shall become immediately due and payable upon the insolvency of the Company, the commission of any act of bankruptcy by the Company, the execution by the Company of a general assignment for the benefit of creditors, the filing by or against the Company of a petition in bankruptcy or any petition for relief under the federal bankruptcy act or the continuation of such petition without dismissal for a period of 90 days or more, or the appointment of a receiver or trustee to take possession of the property or assets of the Company.

2. Payment; Prepayment. All payments shall be made in lawful money of the United States of America at such place as the Holder hereof may from time to time designate in writing to the Company. Payment shall be credited first to the accrued interest then due and payable and the remainder applied to principal. Prepayment of this Note may be made at any time without penalty.

3. Transfer; Successors and Assigns. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Notwithstanding the foregoing, the Holder may not assign, pledge, or otherwise transfer this Note without the prior written consent of the Company. Subject to the preceding sentence, this Note may be transferred only upon surrender of the original Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company. Thereupon, a new note for the same principal amount and interest will be issued to, and registered in the name of, the transferee. Interest and principal are payable only to the registered holder of this Note.

4. Governing Law. This Note and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Nevada, without giving effect to principles of conflicts of law.

5. Notices. Any notice required or permitted by this Note shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth below or as subsequently modified by written notice.

6. Amendments and Waivers. Any term of this Note may be amended only with the written consent of the Company. Any amendment or waiver effected in accordance with this Section 6 shall be binding upon the Company, each Holder and each transferee of any Note.

7.          Stockholders, Officers, and Directors Not Liable. In no event shall any stockholder, officer or director of the Company be liable for any amounts due or payable pursuant to this Note.

8. Counterparts. This Note may be executed in any number of counterparts, each of which will be deemed to be an original and all of which together will constitute a single

COMPANY:

CANNASYS, INC.

By: /s/ Patrick G. Burke

Name: Patrick Burke

Title: CEO

Address:

1350 17th Street, Suite 150

Denver, Colorado 80202